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                                                                      EXHIBIT 23

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference of our report included in this Form 10-K, into the Company's previously filed Registration Statements (Form S-8) pertaining to the Fabri-Centers of America, Inc.'s Executive Incentive Plan (Nos. 2-73332 and 33-49688), 1994 Executive Incentive Plan (No. 333-10093), 1998 Incentive Compensation Plan (No. 33-72445), the Employee Savings and Profit Sharing Plan (No. 33-32809), the 1988 Stock Option Plan for Non-Employee Directors (Nos. 33-38681 and 333-10089), the 1990 Employees Stock Option and Stock Appreciation Rights Plan (Nos. 33-37355, 33-49690 and 333-10087) and the 1996 Stock Option Plan for Non-Employee Directors (No. 333-10091).

/s/ Arthur Andersen LLP

Arthur Andersen LLP
Cleveland, Ohio
April 16, 1999.